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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement on Form S-8, relating to the El Paso Natural Gas Company 1995 Omnibus Compensation Plan, 1995 Incentive Compensation Plan and 1995 Compensation Plan for Non-Employee Directors, of our report dated January 18, 1995, on our audits of the consolidated financial statements and financial statement schedules of El Paso Natural Gas Company as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is included in its Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Securities and Exchange Commission.




/S/  COOPERS & LYBRAND L.L.P

El Paso, Texas
January 31, 1995